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Exhibit (a)(1)(H)

[FORM OF ELECTRONIC OR FACSIMILE CONFIRMATION OF PARTICIPATION IN THE OFFER TO EXCHANGE]

[Communication to be in email or facsimile format]

To: [option holder]

Confirmation of Participation in Exchange Offer

As we announced on December 11, 2002, we extended our option exchange offer's original expiration by five business days from December 10, 2002 until 9:00 p.m., Pacific Time, on December 17, 2002. The offer has now expired.

This message confirms that on December 17, 2002, Finisar Corporation accepted for cancellation the Eligible Option(s) and Required Option(s) which you tendered for exchange under your Election Form, as indicated on the attached Personnel Option Status report. The Option(s) will be canceled on December 18, 2002.

Finisar Corporation will grant you a new option to purchase the same number of shares for each old option canceled, with the terms and conditions described in the Offer to Exchange, on or promptly after June 19, 2003 (six months and one day after cancellation), subject to your continued employment with Finisar and the other terms set forth in the Offer to Exchange.

If you have any questions about this message, please contact Shelby Palmer, Stock Plan Manager, by e-mail at shelby.palmer@finisar.com or by telephone at (408) 542-4140.

Thank you

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  Exhibit (a)(1)(H)